Exhibit 99.1

For Immediate Release

Contact: J. Rossi

Vice President, Marketing/Communications

HLM Design, Inc.

Tel: 704.358.0779

Fax: 704.358.0229

www.hlmdesign.com

HLM Design, Inc. Withdrawing as an AMEX Listed Company

Charlotte, NC (June 26, 2003) – HLM Design, Inc. (Amex: HMD) initiated filings today with the American Stock Exchange (AMEX) and the Securities and Exchange Commission (SEC) that will lead to its withdrawal as an AMEX listed company.

Regarding this action, Joseph M. Harris, AIA, RIBA, Chairman and Chief Executive Officer of HLM Design, Inc. stated, “In 1998, when we took the firm public, we were convinced that we had made the right decision in order to obtain capital to facilitate the company’s growth. We have grown the company and we continue to believe that was a good decision at the time. Times have changed, however, and now we are faced with a lack of liquidity in the public company shares, an undervaluing of the company with reference to its quoted stock price, and an increased burden and expense of being a public company in today’s environment. Our Board and management believe that with the delisting and subsequent SEC deregistration we can achieve a higher shareholder value in the future as a private company.”

Firms managed by HLM Design, Inc. provide architecture, engineering, and planning services that enhance the lives of those who use the facilities they design while contributing to the success of their client’s businesses. Firms managed by HLM Design, Inc. are located in fourteen cities and serve commercial and institutional clients internationally. For additional information, visit the HLM Design website at www.hlmdesign.com.

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